Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 5, 2017 (June 12, 2017 as to the effects of the restatement discussed in Note 25 and November 15, 2017 as to the effects of the discontinued operations discussed in Note 26 to the combined financial statements and to the effects of losses per share discussed in Note 27 to the combined financial statements), relating to the combined financial statements and financial statement schedule of Venator Materials PLC (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the allocations of direct and indirect corporate expenses from Huntsman Corporation as described in Note 1, the correction of an error as described in Note 25 and the effects of the discontinued operations as described in Note 26 to the combined financial statements) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

November 27, 2017